CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 filed pursuant to Rule 462(b) by reference to the registration statement on Form N-2 (File No. 333-175891), of our report dated November 14, 2011, relating to the statement of assets and liabilities of DoubleLine Opportunistic Credit Fund, which appears in DoubleLine Opportunistic Credit Fund’s Form N-2. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

January 26, 2012